SEPARATION AGREEMENT AND RELEASE

                  This document sets forth certain understandings and agreements reached by and between Brian Nugent, acting on his own behalf ("Nugent"), and Outsource International, Inc. ("Outsource"), and all subsidiary and affiliated companies and divisions (the "Outsource Affiliates"), including all officers, directors, agents, and employees, relating to the termination of the employment of Nugent, and certain terms and conditions of that certain employment agreement between the parties dated July 1, 1999 (the "Employment Agreement"). This Separation Agreement and Release amends, modifies, and clarifies certain provisions of the Employment Agreement.

                  Under the terms set forth in this Separation Agreement and Release, Nugent resigns, effective April 21, 2000. Nugent previously resigned his position of Vice President and General Counsel of Outsource and the Outsource Affiliates effective March 10, 2000.

                  In consideration of the amicable end to their employment relationship, Outsource and Nugent have agreed to the following terms and conditions. To the extent that the terms and conditions contained herein conflict or differ with terms and conditions of the Employment Agreement, the terms and conditions provided herein shall control. Otherwise, unless specifically amended herein, the terms and conditions of the Employment Agreement shall continue to apply and remain in full force and effect.

         1. Separation payment- the parties have agreed that with respect to the termination of Nugent's employment, paragraph 7 of the Employment Agreement controls. The parties have further agreed that under the terms of paragraph 7 of the Employment Agreement, Nugent shall receive a total cash amount, net of amounts due Outsource, of $229,250, less applicable taxes and standard deductions (the "Cash Amount"), as compensation for services rendered to Outsource. Pursuant to paragraph 7.b.i of the Employment Agreement, Outsource has elected to pay the Cash Amount in periodic installments in accordance with its regular salary practices. The Cash Amount will be paid in equal payments every two weeks, the first payment to commence on May 5, 2000 (the "Biweekly Separation Payment"), and continuing every two weeks thereafter, with the final payment to be made on December 29, 2000. The Biweekly Separation Payment shall be in the amount of $12,736.11, less applicable taxes and standard deductions. On May 5, 2000, Nugent shall receive, in addition to the Biweekly Separation Payment, a payment representing wages for the week of April 17-21, 2000.

              Paragraph 7 of the Employment Agreement is hereby amended to conform to the terms and conditions stated in this paragraph one. Nugent agrees that the only payment he is entitled to receive under paragraph 7 of the Employment Agreement is the Cash Amount.

         2. Outsource Stock Options. Pursuant to paragraph 7.c.i of the Employment Agreement, all Outsource International, Inc. stock options previously granted to Nugent vested fully as of April 21, 2000 (the "Vested Options"). Paragraph 7.c.i is hereby amended to provide that Nugent shall have the right to exercise the Vested Options for a period of two years beginning on April 21, 2000, which represents one additional year beyond what is stated in Paragraph 7.c.i, subject to a restriction on the amount that Nugent can realize on the sale of any stock option of two times the stock option's exercise price (the "Option Restriction"). The parties agree to execute an addendum to each Outsource stock option agreement to which Nugent is a party that sets forth the Option Restriction. The parties will execute such addenda within thirty (30) days of the execution of this Separation Agreement and Release. Nugent acknowledges and agrees that the exercise of stock options during this two year period shall be subject to applicable tax laws. Nugent will be solely responsible for paying all taxes associated with the exercise of any Vested Options.

         3. Reimbursement of Expenses. Outsource will reimburse Nugent for any outstanding business expenses incurred through April 21, 2000.

         4. Benefits. Outsource will continue all employee welfare benefits currently provided by Outsource to Nugent, including, but not limited to group health, dental, vision, short term disability, long term disability, and life, in accordance with the terms and conditions of paragraph 7.b.iii of the Employment Agreement. Nugent will continue to be responsible for paying all premiums for such benefits that he was paying as of April 20, 2000. Nugent will be eligible for COBRA benefits, and will be responsible for paying COBRA premiums beginning on April 20, 2001. The Company will provide the opportunity for Nugent to convert the Long Term Disability and Life Insurance policies currently in effect to individual policies. The Company will continue to be responsible for paying the same amount of premiums toward said policies as the Company was paying as of the effective date of this Separation Agreement and Release.

         5. Equipment - Nugent will be permitted to keep his Palm Pilot and pager. Nugent will return the laptop computer on or before May 15, 2000.

         In consideration for the foregoing, Nugent agrees as follows:

                  Nugent waives and releases any and all claims, suits, damages, liabilities, debts, and rights, and causes of action, in law or in equity, of any kind whatsoever, which he has or may have had against Outsource including, but not limited to, any claims, rights, or causes of action based on any federal, state or local laws, statutes, ordinances, public policy or executive orders, including, but not limited to, such as Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Civil Rights Acts of 1966, 1971, and 1991, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act, 29 U.S.C.
                  Section 621, the Fair Labor Standards Act of 1974, as amended, the Florida Civil Rights Act of 1992, Section 760.11, Fla. Stat., the Florida Workers' Compensation Act retaliatory discharge provision, Section 440.205, Fla. Stat., and any other applicable state, city or local ordinance, or any other state or federal constitutional claim, right, public policy, or cause of action.

                  This waiver and release shall not apply to any action by Nugent to enforce the terms and conditions of this Separation Agreement and Release, or the terms and conditions of the Employment Agreement, as amended herein.

         Unless required to do so under applicable law, the parties agree that they each will keep the existence of and terms and conditions of this Separation Agreement and Release strictly confidential. The parties agree that a breach by either party of the promises of confidentiality and nondisclosure set forth herein shall be a material breach of this Separation Agreement and Release.

                  Neither this Separation Agreement and Release, nor anything contained herein, is to be construed as an admission by Outsource or by Nugent of any liability or unlawful conduct whatsoever.

                  Outsource's obligation to pay Nugent the amounts stated herein, and to provide the benefits described herein, shall not be affected by any duty to mitigate. The parties agree that the amounts stated herein cannot be reduced or affected in any way by reason of Nugent's securing other employment (except to the extent that Outsource will be relieved of providing health benefits upon Nugent securing such benefits through a new employer), or for any other reason. All amounts payable by Outsource hereunder shall be paid without notice or demand, and in no event later than five business days after such payments become due. Unless Nugent violates the non-competition, non-solicitation, or confidentiality provisions of the Employment Agreement, Outsource waives all rights it has, or may have in the future, whether based in contract or statute, to terminate, cancel or rescind this Agreement in whole or in part. Each and every payment made hereunder shall be final and Outsource will not seek to recover all or any part of such payment from Nugent or from whomever may be so entitled thereto, for any reason whatsoever. Outsource may withhold for income tax purposes any amounts required to be withheld under applicable tax laws.

                  This Separation Agreement and Release shall be governed by and construed in accordance with the laws of the State of Florida, and cannot be amended, modified, or supplemented except by a written agreement entered into by both parties hereto. Any action or suit to enforce or interpret this Separation Agreement and Release shall be filed in Palm Beach County, Florida. Except as specifically amended herein, this Separation Agreement and Release does not affect any obligations of Nugent under his Employment Agreement. In particular, the non-competition, non-solicitation, and confidentiality provisions of the Employment Agreement shall remain in full force and effect, and all parties agree to honor all such provisions. In the event any provision of this Separation Agreement and Release is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Separation Agreement and Release shall continue unabated and in full force and effect. All obligations of a continuing nature created by this Separation Agreement and Release shall survive its expiration or termination.

                  Outsource has advised Nugent to consult with an attorney prior to executing this Separation Agreement and Release, and Nugent acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Separation Agreement and Release.

                  This Separation Agreement and Release may be revoked by Nugent for a period of seven (7) days following execution, and the Separation Agreement and Release shall not become effective or enforceable until the revocation period has expired. Revocation must be in writing and either delivered personally within seven (7) days or postmarked within seven (7) days and delivered by certified mail, to the Outsource representative executing this Separation Agreement and Release.

                  Both parties were provided a full opportunity to review the foregoing, and they are in complete and full agreement of the aforesaid matters and have affixed their signatures below.


Outsource International, Inc.                       Employee


By:      /s/ Scott R. Francis                       /s/ Brian M. Nugent
         --------------------                       -------------------
         Scott R. Francis                           Brian M. Nugent
Its:     Vice President and CFO

Date:    April 14, 2000                             Date:   April 14, 2000